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                                  EXHIBIT 10.1

                                  HELEN OF TROY
                        1997 CASH BONUS PERFORMANCE PLAN
                          (AS AMENDED AUGUST 26, 2003)

SECTION 1. PURPOSE OF PLAN

The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing to the participating executives of the Company and its Subsidiaries bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Subject to the approval of the shareholders of the Company, the Plan shall be effective as of March 1, 1997.

SECTION 2. DEFINITIONS AND TERMS

2.1. Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, GAAP.

2.2. Specific Terms. The following words and phrases as used herein shall have the following meanings:

"Base Salary" with respect to any Performance Period means the aggregate base salary of an Executive for that Performance Period.

"Bonus" means a cash payment or payment opportunity as a context requires.

"Business Criteria" means any one or any combination of financial goals or other objective goals, which may be Company-wide, on an individual basis or otherwise, and (i) with respect to financial goals, may be expressed, for example, in terms of Net Income, EPS, ECO, cash flow, Return on Equity, Return on Assets or other return ratios, or stock price of the Company, and (ii) with respect to objective goals, may include the attainment of various productivity and long term growth objectives, including for example, reductions in the Company's overhead ratio and expenses to sales ratios.

"CEO" means Gerald J. Rubin, the Company's Chief Executive Officer and
President.

"Change in Control" shall mean to have occurred at such time as either (i) any "person", as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned Subsidiary of the Company or any employee benefit plan of the Company, or its Subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act (or any successor rule), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company's common stock, or (ii) individuals who constitute the Board of the Directors on the effective date of this Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for the director without objection to such nomination) shall

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be, for purposes of this clause (ii) considered as though such person was a member of the Incumbent Board.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Stock Option and Compensation Committee of the Company which has been established to administer the Plan in accordance with Section 3.1 and Section 162(m) of the Code.

"Company" means Helen of Troy Limited, a Bermuda company, and any successor whether by merger, ownership or all or substantially all of its assets or otherwise.

"Disability" shall have such meaning attributed thereto in the Company's long-term disability plan, or, if no such plan exists, shall mean a "Permanent and Total Disability" as defined in Code Section 22(e).

"ECO" shall mean the sum of (i) the consolidated earnings from continuing operations before all income taxes of the Company and its Subsidiaries for each Year, (ii) minus extraordinary income, plus extraordinary expenses (as defined by GAAP), and (iii) minus capital gains, plus capital losses (as defined by
GAAP).

"EPS" for any Year means earnings per share of the Company as reported in the Company's Consolidated Statement of Income set forth in the audited consolidated financial statements of the Company for the Year.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.

"Executive" means a key employee (including any officer) of the Company or the Subsidiaries.

"GAAP" shall mean generally accepted accounting principles used and applied in the United States of America.

"Net Income" for any Year means the consolidated net income of the Company as reported in the audited consolidated financial statements of the Company for the Year.

"Participant" means an Executive selected to participate in the Plan by the Committee.

"Performance Period" means the Year or Years with respect to which the Performance Targets are set by the Committee.

"Performance Target(s)" means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period with respect to any one or more of the Business Criteria.

"Plan" means the Helen of Troy 1997 Cash Bonus Performance Plan as amended from time to time.

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"Return on Assets" means Net Income divided by the average of the total assets of the Company at the end of the fiscal quarters of the Year as reported by the Company in its consolidated financial statements.

"Return on Equity" means the Net Income divided by the average of the common shareholders equity of the Company at the end of each of the fiscal quarters of the Year as reported by the Company in its consolidated financial statements.

"Section 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

"Subsidiary" means any corporation, partnership or other entity as to which more than fifty percent (50%) of the voting securities or other voting ownership interests shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.

"Year" means any one or more fiscal years of the Company commencing on or after March 1, 1997, that represent(s) the applicable Performance Period.

SECTION 3. ADMINISTRATION OF THE PLAN

3.1. The Committee. The Plan shall be administered by a Committee consisting solely of at least two members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who
(i) are not eligible to participate in the Plan and (ii) are "outside directors" within the meaning of Section 162(m).

3.2. Powers of the Committee. The Committee shall have the sole authority to establish and administer the Performance Target(s) and, subject to the right of the CEO to participate in the Plan, the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. Subject to the right of the CEO to participate in the Plan as provided in Section 4.4, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan. The Board of Directors shall be entitled, in its sole discretion, to approve or disapprove, but not amend, any proposed Performance Target and Performance Period established by the Committee with respect to any Participant. Absent any disapproval by the Board of Directors of the proposed Performance Target and Performance Period, the Committee's establishment of such Performance Target and Performance Period shall become effective.

3.3. Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

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3.4. Express Authority (and Limitations on Authority) to Change Terms and
Conditions of Bonus. Without limiting the Committee's authority under other provisions of the Plan, but subject to any express limitations of the Plan and
Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield of the month preceding the month in which such acceleration occurs.

SECTION 4. BONUS PROVISIONS

4.1. Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m).

4.2. Preestablished Performance Target for CEO. Subject to Sections 4.1, 4.8,
5.1 and 5.8, with respect to the CEO, the preestablished Performance Target for each Year during the term of the Plan, and related Bonus for the CEO, shall be based on the Adjusted ECO (as herein defined below) for such Year. From the effective date of the Plan until August 31, 2003, for each Year during the term of the Plan the CEO shall receive a Bonus equal to five percent (5%) of the Adjusted ECO less the CEO's Base Salary for such Year. Beginning September 1, 2003, for each Year during the term of the Plan the CEO shall receive a Bonus equal to a percentage of the Adjusted ECO achieved by the Company in the applicable Year according to the following scale:

   Amount of Bonus
 Payable as a Percent          Adjusted ECO Achieved by the
   of Adjusted ECO            Company in the Applicable Year
---------------------         ------------------------------
 5%                           $              0 - $30,000,000
 6%                           $     30,000,001 - $40,000,000
 7%                           $     40,000,001 - $50,000,000
 8%                           $     50,000,001 - $60,000,000
 9%                           $     60,000,001 - $70,000,000
10%                           $           70,000,001 or more

The amount of the Bonus payable to the CEO in any Year shall be reduced by the CEO's Base Salary for such Year. The Adjusted ECO, for the purpose of computing the Bonus payable to the CEO under the provisions hereof, shall be determined in accordance with GAAP applied on a consistent basis, commencing as of the Year beginning March 1, 1997 and continuing each Year thereafter though the date of termination of the Plan.

4.3. Selection of Performance Target(s) for Participants other than CEO. The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under
Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). With respect to the

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Participants other than the CEO, at the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each such Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to such Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.8, 4.11, 5.1 and 5.8.

4.4. Selection of Participants. During the term of the Plan, the CEO shall be a Participant under the Plan. With respect to Executives other than the CEO, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those other Executives who will participate in the Plan.

4.5. Effect of Mid-Year Commencement of Service. To the extent compatible with Sections 4.3 and 5.8, if services as an Executive commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year; the amount of any Bonus paid to such person shall not exceed that proportionate amount.

4.6. Termination of Employment During Year. Unless otherwise determined by the Committee or required by applicable law or pursuant to any written agreement between the Company and the Executive:

(a) no Bonus shall be payable to an Executive if the Executive is not employed by the Company or any Subsidiary of the Company on the last day of the Performance Period for which the Bonus is otherwise payable, unless the Executive's employment with the Company and its Subsidiaries terminates during the Performance Period by reason of the Executive's death or Disability or following a Change in Control, and

(b) in the event of the Executive's death or Disability during the Performance Period, or in the event of the termination of the Executive's employment for any reason following a Change in Control that occurs during the Performance Period, the Executive (or the Executive's legal representative or beneficiary) shall receive a Bonus equal to the product of (i) the Bonus he would have received for the entire Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of days during the Performance Period in which the Executive was an employee of the Company or its Subsidiaries, and the denominator of which is the number of days in the Performance Period.

Payment of such Bonus shall be made in accordance with Section 4.10 hereof. In the event of any conflict between the terms of any written agreement between the Company and the Executive and this Plan regarding the payment of the Bonus upon termination of employment with the Company, the terms of the written agreement shall be deemed to control.

4.7. Accounting Changes. Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

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4.8. Committee Discretion to Determine Bonuses. With respect to Participants other than the CEO, the Committee has the sole discretion to determine the standard or formula pursuant to which each such Participant's Bonus shall be calculated (in accordance with Section 4.3), subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, with respect to Participants other than the CEO, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including, but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2, 4.3 or 4.11 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

4.9. Committee Certification. No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.10. Time of Payment. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under Section
4.9. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements. If and to the extent permitted by the Committee, and in accordance with such rules as the Committee may from time to time adopt, Participants may, prior to the beginning of any Performance Period, elect to defer the payout of all or any portion of a Bonus relating to such Performance Period. In the case of the delay of a Bonus otherwise payable at or after the attainment and certification of the applicable Performance Target(s), any additional amount payable shall be based on Moody's Average Corporate Bond Yield over the deferral period.

4.11. Maximum Individual Bonus. Notwithstanding any other provision hereof, (a) the Bonus payable to the CEO in any Year during the term of the Plan shall not exceed $15,000,000, and (b) with respect to Executives other than the CEO, no such Executive shall receive a Bonus under the Plan for any fiscal year in excess of $1,000,000.

SECTION 5. GENERAL PROVISIONS

5.1. No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or Subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company and the Executive.

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5.2. Discretion of the Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3. Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

5.4. No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.5. Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This
Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive's legal representative or beneficiary.

5.6. Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas.

5.7. Non-Exclusivity. Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

5.8. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

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SECTION 6. EFFECTIVE DATE, AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

The Plan shall be effective as of March 1, 1997, subject to its approval by shareholders of the Company at the annual meeting of shareholders to be held August 26, 1997, or any adjournment or postponement thereof. The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code. No additional Bonuses may be payable after termination of the Plan. Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

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